Exhibit 99.1

News Release

INTERDIGITAL ANNOUNCES $100 MILLION INCREASE TO SHARE BUYBACK AUTHORIZATION

WILMINGTON, DEL. – May 29, 2019 –– InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced that the company’s Board of Directors has authorized a $100 million increase to the company’s existing stock repurchase program. The Board authorized a $300 million stock repurchase program in June 2014, which was increased to $400 million in June 2015, to $500 million in September 2017, and then to $600 million in December 2018. The latest increase brings the total authorization to $700 million.

About InterDigital®

InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

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InterDigital Contact: Patrick Van de Wille Email: patrick.vandewille@interdigital.com +1 (858) 210-4814